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                                                                    EXHIBIT 11.1

                       CROWN CASTLE INTERNATIONAL CORP.

                            COMPUTATION OF NET LOSS
                               PER COMMON SHARE
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
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
                                                          THREE MONTHS             NINE MONTHS
                                                       ENDED SEPTEMBER 30,      ENDED SEPTEMBER 30,
                                                      --------------------     ---------------------
                                                        1999        2000         1999        2000
                                                      --------    --------     --------    ---------
Loss before extraordinary item and cumulative
 effect of change in accounting principle.....        $(27,067)   $(52,965)    $(61,390)   $(144,255)
Dividends on preferred stock..................          (6,824)    (16,353)     (19,846)     (39,571)
                                                      --------    --------     --------    ---------
Loss before extraordinary item and cumulative
 effect of change in accounting principle
 applicable to common stock for basic and
 diluted computations.........................         (33,891)    (69,318)    $(81,236)    (183,826)

Extraordinary item............................              --          --           --       (1,495)

Cumulative effect of change in accounting
 principle....................................              --          --       (2,414)          --
                                                      --------    --------     --------    ---------
Net loss applicable to common stock for basic
 and diluted computations.....................        $(33,891)   $(69,318)    $(83,650)   $(185,321)
                                                      ========    ========     ========    =========
Weighted-average number of common shares
 outstanding during the period for basic and
 diluted computations (in thousands)..........         149,621     191,763      123,067      171,985
                                                      ========    ========     ========    =========
Per common share--basic and diluted:
  Loss before extraordinary item and cumulative
   effect of change in accounting principle...        $  (0.23)   $  (0.36)    $  (0.66)   $   (1.07)

Extraordinary item............................              --          --           --        (0.01)

Cumulative effect of change in accounting
 principle....................................              --          --        (0.02)          --
                                                      --------    --------     --------    ---------
   Net loss...................................        $  (0.23)   $  (0.36)    $  (0.68)   $   (1.08)
                                                      ========    ========     ========    =========
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